Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm in this Registration Statement on Form S-8 pertaining to the 1995 Stock Option Plan and Restricted Stock Plan of Polaris Industries Inc. and to the incorporation by reference therein to our reports dated February 21, 2005, with respect to the consolidated financial statements and schedule of Polaris Industries Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2004, Polaris Industries Inc.’s Company management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Polaris Industries Inc., filed with the Securities and Exchange Commission.
                              /s/ ERNST & YOUNG LLP
Minneapolis, Minnesota,
October 28, 2005